Exhibit 9

CONTRIBUTION AND ASSIGNMENT AGREEMENT

THIS CONTRIBUTION AND ASSIGNMENT AGREEMENT (this “Agreement”) is made as of October 31, 2018, by and between WC SACD One, Inc., a Delaware corporation (“Holdings”), and the Person set forth on Schedule I attached hereto (“Transferor”).

RECITALS

WHEREAS, WC SACD One Parent, Inc., a Delaware corporation and direct subsidiary of Holdings (“Parent”), WC SACD One Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Intersections, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of October 31, 2018 (as the same may be amended from time to time, the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the Company and certain investors (including Parent) have entered into that certain Note Purchase and Exchange Agreement, dated as of the date hereof (as the same may be amended from time to time, the “NPA”) which provides, among other things for the issuance and sale to Parent of senior secured convertible notes in an aggregate principal amount of $30,000,000 (the “Notes”) and the exchange by Transferor of certain unsecured convertible notes previously issued by the Company for $1,000,000 in aggregate principal amount of Notes;

WHEREAS, Transferor is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of common stock, par value $0.01, of the Company (the “Common Stock”) set forth opposite Transferor’s name on Schedule I (the “Rollover Shares”);

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and the NPA, and consummate the transactions contemplated thereby, including the Merger and the issuance of the Notes, Transferor desires to contribute Transferor’s Rollover Shares to Holdings, on the terms set forth herein, in exchange for shares of Holdings (“Holdings Shares”) in an amount set forth on Schedule I hereto and having terms consistent with those set forth in Exhibit A hereto (the “Rollover Terms”); and

WHEREAS, Transferor has entered into that certain Tender and Support Agreement with Parent as of the date hereof (the “Support Agreement”) and concurrently herewith. Except as otherwise set forth herein, capitalized terms used herein without definition have the meanings set forth in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Holdings and Transferor hereby agree as follows:

1. Contribution of Rollover Shares. Subject to the conditions set forth herein, immediately after the Offer is consummated and without further action by the Transferor, Transferor shall contribute and assign to Holdings all of Transferor’s right, title and interest in the Rollover Shares set forth opposite Transferor’s name and designated as Rollover Shares on Schedule I attached hereto, free and clear of all Liens (other than any restrictions under the Securities Act). Transferor shall deliver any certificates representing the Rollover Shares to Holdings along with appropriate endorsements in blank or other duly executed instruments of transfer.

2. Receipt of Holdings Shares. Transferor and Holdings hereby agree that, concurrently with the effective time of Transferor’s contribution of the Rollover Shares to Holdings, Transferor shall receive validly issued, fully paid and non-assessable Holdings Shares (in the amount set forth on Schedule I hereto and having terms consistent with the Rollover Terms) in respect of Transferor’s Rollover Shares. In furtherance of the foregoing, Transferor and Holdings agree to (a) negotiate in good faith a definitive stockholders agreement with terms consistent in all material respects with the Rollover Terms and work in good faith to finalize the form of such stockholders agreement (such stockholders agreement, the “Stockholders Agreement”) not later than the date (the “Target Completion Date”) that is the earlier of: (i) the consummation of the Offer and (ii) any meeting of the stockholders of the Company at which such stockholders are asked to vote on the approval of the Merger Agreement, as contemplated by Section 3(b)(i) of the Support Agreement, (b) negotiate in good faith a definitive amended and restated certificate of incorporation of Holdings and bylaws of Holdings, each with terms consistent in all material respects with the Rollover Terms (such amended and restated certificate of incorporation and bylaws of Holdings, the “Governing Documents”) and work in good faith to finalize the Governing Documents not later than the Target Completion Date, (c) execute and deliver the Stockholders Agreement and approve the Governing Documents not later than concurrently with the Contribution Closing, (d) in the case of Holdings, file (or cause to be filed) with the Secretary of State of the State of Delaware the amended and restated certificate of incorporation of Holdings included in the Governing Documents, not later than concurrently with the Contribution Closing and (e) execute and deliver a definitive subscription agreement in a form customary for the type of transaction contemplated hereby, immediately prior to the Contribution Closing. Transferor hereby acknowledges and agrees that delivery of the Holdings Shares to Transferor shall constitute complete satisfaction of all obligations towards or sums owed to Transferor by Merger Sub and Holdings with respect to the Rollover Shares.

3. Closing. Subject to the satisfaction in full (or waiver) of all of the Offer Conditions and the conditions set forth in Article VII of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), as determined in the reasonable discretion of Parent (after consultation in good faith with Transferor of any waiver by Parent of such unsatisfied condition), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place within 48 hours prior to the Closing.

4. Deposit of Rollover Shares. Not later than three (3) Business Days prior to the consummation of the Offer, Transferor and any agent of the Transferor holding certificates evidencing any Rollover Shares (including without limitation, any broker holding securities in “street name”) shall deliver or cause to be delivered to Holdings all certificates representing Rollover Shares in such Persons’ possession, (a) duly endorsed for transfer or (b) with executed stock powers, both reasonably acceptable in form to Holdings and sufficient to transfer such shares to Holdings, for disposition in accordance with the terms of this Agreement, or if any of the Rollover Shares are uncertificated, then Transferor shall deliver or cause to be delivered to Holdings instructions addressed to the Company or the Company’s transfer agent, as applicable, providing for the transfer of such Rollover Shares as set forth in this Agreement (the “Share Documents”). The Share Documents shall be held in escrow by Holdings or any agent authorized by Holdings until the Contribution Closing.

5. Irrevocable Election.

5.1. The execution of this Agreement by the Transferor evidences, subject to Section 7 hereof, the irrevocable election and agreement by Transferor to contribute Transferor’s Rollover Shares in exchange for Holdings Shares at the Contribution Closing on the terms and conditions (including the Rollover Terms) set forth herein. In furtherance of the foregoing, the Transferor covenants and agrees that from the date hereof until any termination of this Agreement pursuant to Section 7 hereof, Transferor shall not, directly or indirectly knowingly take any action that would make any representation or warranty of Transferor set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying Transferor from performing any of Transferor’s obligations under this Agreement. Transferor acknowledges and agrees that, as of the date hereof, the Support Agreement remains in full force and effect.

5.2. Transferor covenants and agrees that it shall promptly (and in any event within 24 hours) notify Holdings of any new shares of Common Stock issued in respect of the Rollover Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by Transferor as a result of a stock dividend, stock split, recapitalization, combination, reclassification, or exchange or change of such shares, if any, after the date hereof. Any such shares of Common Stock issued in respect of the Rollover Shares shall automatically become subject to the terms of this Agreement and be deemed Rollover Shares hereunder, and Schedule I shall be deemed amended accordingly.

6. Representations and Warranties of the Transferor. To induce Holdings to accept the Rollover Shares and Holdings to issue the Holdings Shares pursuant to the terms of this Agreement, including the Rollover Terms, Transferor makes the following representations and warranties to Holdings, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

6.1. Ownership of Shares. As of the Contribution Closing, Transferor (i) will be the beneficial owner of, and have good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement and the Support Agreement; (ii) will have sole voting power, sole power of disposition, and sole power to demand dissenter’s rights (if applicable), in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the State of Delaware and the terms of this Agreement and the Support Agreement; and (iii) will not be subject to any voting trust agreement or other Contract to which the Transferor is a party restricting or otherwise relating to the voting or transfer of the Rollover Shares other than this Agreement and the Support Agreement. As of the date hereof, other than the Rollover Shares and the Notes, the Transferor does not own, beneficially or of record, any securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities) other than those set forth on Schedule I under the heading “Other Shares”. The Transferor has not appointed or granted any proxy or power of attorney that will be in effect as of the Contribution Closing with respect to any Rollover Shares, except as contemplated by this Agreement or the Support Agreement.

6.2. Organization, Standing and Authority. Transferor has full legal power and capacity to execute and deliver this Agreement and to perform Transferor’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Transferor and, assuming due authorization, execution and delivery by Holdings, constitutes a legal, valid and binding obligation of Transferor, enforceable against Transferor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If Transferor is married, and any of the Rollover Shares of Transferor constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by Transferor’s spouse and, assuming due authorization, execution and delivery by Holdings, constitutes a legal, valid and binding obligation of Transferor’s spouse, enforceable against Transferor’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

6.3. Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act or as contemplated by the Merger Agreement, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Transferor for the execution, delivery and performance of this Agreement by Transferor or the consummation by Transferor of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Transferor nor the consummation by Transferor of the transactions contemplated hereby, nor compliance by Transferor with any of the provisions hereof shall (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of Transferor pursuant to any Contract to which Transferor is a party or by which Transferor or any property or asset of Transferor is bound or affected, or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Transferor or any of Transferor’s properties or assets.

6.4. Litigation. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against Transferor or, to the knowledge of Transferor, any other Person or, to the knowledge of Transferor, threatened against Transferor or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Transferor of its obligations under this Agreement.

6.5. Reliance. Transferor understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Transferor’s execution and delivery of this Agreement and the representations and warranties of Transferor contained herein.

6.6. Receipt of Information. Transferor has been afforded the opportunity to ask such questions as Transferor has deemed necessary of, and to receive answers from, representatives of Holdings concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdings Shares. Transferor acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of Transferor’s representations and warranties in this Agreement and the transactions contemplated hereby. Transferor has not relied on Holdings, Parent or Merger Sub, or their officers, directors or professional advisors, for advice as to such consequences (including with respect to taxes).

7. Termination. This Agreement, and the obligation of Transferor to contribute, transfer, assign and deliver the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with Article VIII thereof or the withdrawal of the Offer; provided, however, that the parties shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement. If for any reason the Merger Agreement is terminated but the Contribution Closing has already taken place, then Holdings shall promptly return the Share Documents to Transferor at Transferor’s address set forth on the signature page to the Subscription Agreement and take all such actions as are necessary to restore Transferor to the position it was in with respect to ownership of the Rollover Shares prior to the Contribution Closing, following which this Agreement will terminate.

8. Disclosure. Transferor hereby (a) consents to and authorizes the publication and disclosure by Holdings, Parent, Merger Sub and the Company (including in the Offer Documents, the Schedule 14D-9 or any other publicly filed document relating to the Offer, the Merger, the Notes or the transactions contemplated by the Merger Agreement or the NPA) of (i) Transferor’s identity, (ii) Transferor’s beneficial ownership of Rollover Shares (including the number of such Rollover Shares beneficially owned by Transferor), and (iii) the nature of Transferor’s commitments, arrangements and understandings under this Agreement, and any other information that Holdings, Parent, Merger Sub or the Company reasonably determines to be required in any publicly filed document in connection with the Offer, the Merger, the Notes or otherwise with respect to the transactions contemplated by the Merger Agreement or the NPA (provided that Holdings will provide, or cause to be provided, to Transferor a draft of any document containing such disclosure a reasonable time prior to the publication, disclosure or filing thereof and will consider in good faith any comments provided by Transferor or its counsel), and (b) agrees as promptly as practicable to notify Holdings, Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by Transferor specifically for use in any such disclosure document. During the term of this Agreement, Transferor agrees that it will consult with Holdings before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, except as may be required in connection with the Offer in any Form 4, Schedule 13D, Schedule 13G (including any amendments to the foregoing forms and schedules) or other disclosure required by the SEC or other Governmental Entity to be made by Transferor in connection with the Offer, provided that to the extent permissible, Transferor shall deliver to Holdings a copy of each such Form 4, Schedule 13D, Schedule 13G (including any amendments to the foregoing forms and schedules) or other disclosure so required prior to filing the same.

9. Further Assurances. Transferor hereby covenants that, from time to time after the delivery of this Agreement, upon reasonable request from Holdings, Transferor will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, conveyances, transfers, assignments, powers of attorney and assurances reasonably necessary to convey, transfer to and vest in Holdings, and to put Holdings in possession of, any of Transferor’s Rollover Shares in accordance with Section 4 hereof. Holdings hereby covenants that, from time to time after the delivery of this Agreement, upon reasonable request from Transferor, Holdings will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, conveyances, transfers, assignments, powers of attorney and assurances reasonably necessary to effect Transferor’s receipt of Holdings Shares in respect of Transferor’s Rollover Shares in accordance with Section 2 hereof. Transferor and Holdings hereby expressly acknowledge and agree that the Holdings Shares (including any Holdings Shares issued to Transferor) shall be uncertificated shares in accordance with the Delaware General Corporation Law and will be represented in book-entry form. Accordingly, Holdings will record the issuance of the Holdings Shares to Transferor by updating Holdings’ books to reflect the number and type of Holdings Shares issued to Transferor prior to the Closing, and Holdings will not be required to deliver, and will not deliver, any certificate or certificates evidencing the Holdings Shares to be issued to Transferor hereunder.

10. Survival of Representations and Warranties. All representations and warranties of Transferor or by or on behalf of Holdings in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Holdings or Transferor and the issuance of the Holdings Shares.

11. Tax Treatment. The parties acknowledge and agree that, unless otherwise required by applicable law, the parties shall treat the contribution of the Rollover Shares and the receipt of the Holdings Shares as an exchange qualifying under section 351 of the Internal Revenue Code of 1986 (as amended) and no party shall take any position on any tax return that is inconsistent with such treatment.

12. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by a writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e mail, upon written confirmation of receipt by facsimile, e mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered (i) if to Transferor, to the address set forth on the signature page to this Agreement, or to such other address as Transferor shall have furnished to the Company in writing, and (ii) if to Holdings, to WC SACD One, Inc., c/o iSubscribed Inc., 15 Network Drive, Burlington, MA 01803, Attention: Hari Ravichandran, Attention: Hari Ravichandran (with a copy to Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Suite 4000, Los Angeles, California 90067, Attention: Ari B. Lanin, Esq., Facsimile No.: (310) 552-7046), or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

14. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

15. Entire Agreement. This Agreement (including the Exhibits hereto), together with the Merger Agreement and the Support Agreement, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

16. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

17. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

18. Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, which consent in the case of a proposed assignment by: (a) Transferor to a proposed Permitted Transferee (as defined in the Support Agreement) shall not be unreasonably withheld, conditioned or delayed by Holdings provided the conditions to Transfer (as defined in the Support Agreement) to such Permitted Transferee in Section 8(b) of the Support Agreement are satisfied or (b) Holdings to an Affiliate shall not be unreasonably withheld, conditioned or delayed by Transferor. In the event Holdings assigns any or all of its rights, interests and obligations under this Agreement to an Affiliate as permitted by this Section 19, all references herein to Holdings shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Holdings as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment. Any such assignment not in conformity with the terms of this Section 19 shall be null and void.

20. Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement, the parties acknowledge and agree that each party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

21. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

22. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

23. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

24. Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

25. No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, each party has executed this Agreement or caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

WC SACD One, Inc.

By:	/s/ Hari Ravichandran
Name: Hari Ravichandran
Title: Chief Executive Officer

Signature Page to Contribution and Assignment Agreement

TRANSFEROR

/s/ David A. McGough
(Signature)

David A. McGough
(Individual name)

SIGNATURE PAGE TO CONTRIBUTION AND ASSIGNMENT AGREEMENT

AGREEMENT OF SPOUSE

I, Thuy McGough, spouse of David A. McGough, acknowledge that I have read the Contribution and Assignment Agreement, dated October 29, 2018 (the “Contribution Agreement”), by and among my spouse and WC SACD One, Inc., a Delaware corporation (“Holdings”), I am aware that by the provisions of the Contribution Agreement, my spouse has agreed to take or refrain from taking, as the case may be, certain actions with respect to my spouse’s Rollover Shares (as defined in the Contribution Agreement), which such Rollover Shares I may have a community property or other interest in. I hereby consent to and approve in all respects the Contribution Agreement and all of the transactions and agreements contemplated thereby.

/s/ Thuy McGough
Name: Thuy McGough

SCHEDULE I

Transferor	Rollover Shares	Other Shares	Holdings Shares
David A. McGough	800,000[1]	428,067	Holdings Common Shares: 528,261 Holdings Series B Shares: 271,739

[1]

Assumes conversion of Note held by Transferor into 440,529 shares of Common Stock prior to the effective time of Transferor’s contribution of the Rollover Shares to Holdings pursuant to this Agreement.

EXHIBIT A

EXHIBIT ROLLOVER TERMS